Exhibit 16.1

JSW	JEWETT
SCHWARTZ
WOLFE & ASSOCIATES

CERTIFIED PUBLIC ACCOUNTANTS

May 6, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Net Savings Link, Inc.
File 000-53346

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Net Savings Link, Inc., and agree with the statements concerning our Firm contained therein.

Very truly yours,

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

/s/ Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
May 6, 2011

200 SOUTH PARK ROAD, SUITE 150  *  HOLLYWOOD, FLORIDA 33021  *  MAIN 954.922.5885  *  FAX 954.922.5957  *  WWW.JSW-CPA.COM
Member – American Institute of Certified Public Accountants  *  Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA  *  Registered with the Public Companies Accounting Oversight Board of the SEC